Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Telephone and Data Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Shares, $0.01 par value	Rule 457(c) and Rule 457(h)	7,000,000 Common Shares	$18.43	$129,010,000	$0.0001476	$19,042
Total Offering Amounts					$129,010,000		$19,042
Total Fee Offsets							$0
Net Fee Due							$19,042
(1) Telephone and Data Systems, Inc., a Delaware corporation (the “Registrant”), is registering an aggregate of 7,000,000 Common Shares, par value $0.01 per share (“Common Shares”), that may be issued under the Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), the number of Common Shares registered shall include an indeterminate number of additional Common Shares that may become issuable pursuant to the anti-dilution provisions of the above-referenced Plan as a result of stock splits, stock dividends, or similar transactions.
(2) Estimated in accordance with Rules 457(c) and 457(h)(1) of the 1933 Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Registrant as reported on The New York Stock Exchange on February 13, 2024.